Exhibit 10.1

AMENDMENT TO

COMMERCIAL LOAN AGREEMENT AND LOAN DOCUMENTS

THIS AMENDMENT TO COMMERCIAL LOAN AGREEMENT AND LOAN DOCUMENTS (this “Amendment”), made effective as of September 19, 2011 (the “Effective Date”), is by and among RBS CITIZENS NATIONAL ASSOCIATION, a national banking association and successor by merger to Citizens Bank New Hampshire with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the “Bank”); MICRONETICS, INC., a Delaware corporation with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051 (the “Borrower”); MICROWAVE & VIDEO SYSTEMS, INC., a Connecticut corporation with an executive office at 160B Shelton Road, Monroe, Connecticut 06468, MICROWAVE CONCEPTS, INC., and STEALTH MICROWAVE, INC., each a Delaware corporation, and all with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051; and MICA MICROWAVE CORPORATION, a Delaware corporation with an executive office at 1096 Mellon Avenue, Manteca, California 95337 and formerly known as “Del Merger Subsidiary, Inc.” (individually, a “Guarantor”, and collectively, the “Guarantors”).

R E C I T A L S:

WHEREAS, the Bank has extended to the Borrower certain credit facilities consisting of a revolving line of credit loan in the principal amount of up to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “Revolving Line of Credit Loan”), and a term loan in the original principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000.00) (the “Term Loan”), all pursuant to a certain Commercial Loan Agreement dated March 30, 2007 by and among the Bank, the Borrower and the Guarantors, as amended to date (the “Loan Agreement”) and the Loan Documents as defined therein; and

WHEREAS, the Bank, at the request of the Borrower and the Guarantors, has agreed to amend the Loan Agreement in certain respects, all upon and subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

2. Amendments to Loan Agreement.

(a) The introductory paragraph of Section I, and Sections I.A and I.B, of the Loan Agreement shall be, and hereby are, deleted in their entirety and replaced with the following new introductory paragraph and Sections I.A and I.B:

“I. REVOLVING LINE OF CREDIT LOAN. The Revolving Line of Credit Loan shall be made available by the Bank to the Borrower pursuant and subject to the terms and conditions set forth in this Agreement, and all advances and readvances thereunder shall be evidenced by the Borrower’s revolving credit note in the principal amount of $10,000,000 (as such Note may be amended, restated or replaced, the “Revolving Credit Note”).

A. Revolver Expiration Date. Pending an Event of Default, the Bank shall extend the Revolving Line of Credit Loan to Borrower for the period from the date hereof through and until September 30, 2015 (the “Revolver Expiration Date”). THE ENTIRE AMOUNT OF OUTSTANDING PRINCIPAL, ACCRUED INTEREST AND OTHER CHARGES PAYABLE UNDER THE REVOLVING LINE OF CREDIT LOAN SHALL BE DUE AND PAYABLE BY BORROWER ON THE REVOLVER EXPIRATION DATE. BORROWER ACKNOWLEDGES AND AGREES THAT THE BANK HAS NO OBLIGATION OR COMMITMENT TO RENEW THE REVOLVING LINE OF CREDIT LOAN ON THE REVOLVER EXPIRATION DATE.

B. Maximum Available Amount. The maximum amount available to the Borrower from time to time under the Revolving Line of Credit Loan (the “Maximum Available Amount”) shall be $10,000,000.”

(b) Section IX.B of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced with the following new Section IX.B:

“B. Additional Indebtedness. Incur indebtedness for borrowed money (including Capital Leases) or provide any guaranties except: (1) borrowings under the Loans; (2) other Obligations to the Bank or obligations to Affiliates of the Bank; (3) unsecured trade accounts payable incurred in the ordinary course of business; (4) indebtedness of the Guarantors to the Borrower; and (5) purchase money financings or Capital Leases, provided that the aggregate amount outstanding at any time under all such financings or Capital Leases not provided by RBS Asset Finance, an Affiliate of the Bank, shall not exceed $1,000,000 (the financing described in clause (5) being a “Permitted Financing”).”

(c) The first paragraph of Section I of Schedule B of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced with the following new first paragraph:

“Unused Revolving Line of Credit Loan Fee: Borrower shall pay to Bank an unused Revolving Line of Credit Loan Fee equal to 0.20% per annum of the daily average of unadvanced amounts under Revolving Line of Credit Loan (based upon full availability of the Maximum Available Amount), determined and payable quarterly in arrears.”

(d) Section III of Schedule B of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced with the following new Section III:

“III. Financial Covenants. Borrower shall not breach or fail to comply with any of the following covenants, each of which shall be calculated in accordance with GAAP consistently applied:

A. Borrower shall have Debt Service Coverage of not less than 1.25:1 as of the end of each Fiscal Quarter for the twelve (12) month period then ending.

B. Borrower shall have a ratio of Total Funded Debt to EBITDA for the twelve (12) month period then ending of not greater than 2.5:1 at all times.

C. Borrower shall have a Current Ratio of not less than 1.25:1 at all times.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied, except to the extent otherwise specifically provided under this Agreement. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement any other Loan Document, then Borrower and Bank agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. “Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standard Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (b) changes in accounting principles concurred in by Borrower’s certified public accountants; (c) purchase accounting adjustments under APB 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustment resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Borrower and Bank agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after given effect to the implementation of such Accounting Change. If Borrower and

Bank cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.”

3. Amended and Restated Revolving Credit Note. Contemporaneously with the execution of this Amendment, the Borrower shall execute and deliver to the Bank for its benefit an amended and restated revolving credit note in substantially the form attached hereto as Exhibit A (the “Note”).

4. Reaffirmation of Representations and Warranties. The Borrower and the Guarantors hereby confirm, reassert, and restate all of their respective representations and warranties under the Loan Agreement and the Loan Documents as of the date hereof.

5. Reaffirmation of Affirmative Covenants. The Borrower and the Guarantors hereby confirm, reassert, and restate all of their respective affirmative covenants as set forth in the Loan Agreement and the Loan Documents as of the date hereof.

6. Reaffirmation of Negative Covenants. The Borrower and the Guarantors hereby confirm, reassert, and restate all of their respective negative covenants as set forth in the Loan Agreement and the Loan Documents as of the date hereof.

7. Further Representation and Warranties. The Borrower and the Guarantors, jointly and severally, further represent and warrant to the Bank as follows:

(a) The execution, delivery and performance of this Amendment and the documents executed and delivered pursuant hereto (collectively, the “Amendment Documents”) are within the power of the Borrower and the Guarantors and are not in contravention of law, the Borrower’s or the Guarantor’s Articles or Certificates of Incorporation or By-laws, or the terms of any other documents, agreements or undertaking to which the Borrower or the Guarantors are a party or by which any of the Borrower or the Guarantors are bound. No approval of any person, corporation, governmental body or other entity not provided herewith is required as a prerequisite to the execution, delivery and performance by any of the Borrower and the Guarantors of the Amendment Documents or any of the documents submitted to the Bank in connection with the Amendment Documents to ensure the validity or enforceability thereof.

(b) All necessary corporate and other action has been taken by each of the Borrower and the Guarantors to authorize the execution, delivery and performance of this Amendment and the Amendment Documents to which each is a party which, when executed on behalf of the Borrower and/or the Guarantors, as the case may be, will constitute the legally binding obligations of the Borrower and the Guarantors, enforceable in accordance with their respective terms.

8. No Other Modifications. Except as specifically modified or amended herein or hereby, all of the terms and conditions of each of the Loans, the Loan Agreement, and the Loan Documents, remain otherwise unchanged, and in full force and effect, all of which are hereby confirmed and ratified by the parties hereto.

9. Bank Fee. For and in consideration of the Bank entering into this Amendment, the Borrower shall pay to the Bank a fee in the amount of $3,125.00, due, payable in full, and earned in full on the Effective Date. The Borrower consents to the Bank charging Borrower’s Revolving Line of Credit Loan account for such fee.

10. Costs and Expenses of Bank. The Borrower agrees to reimburse the Bank for all reasonable costs, expenses, and fees, including attorneys’ fees, associated with the documentation of this Amendment. The Borrower consents to the Bank charging the Borrower’s Revolving Line of Credit Loan account for any such costs, expenses and fees.

11. Counterparts. This Amendment may be executed in several counterpart copies. Each such counterpart copy shall be deemed an original, but all of such copies together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the Effective Date.

BANK:
RBS CITIZENS NATIONAL ASSOCIATION

	By:	/s/ Timothy J. Whitaker
Witness		Timothy J. Whitaker, Senior Vice President

BORROWER:
MICRONETICS, INC.

	By:	/s/ David Robbins
Witness		David Robbins, Chief Executive Officer

GUARANTORS:
MICA MICROWAVE CORPORATION
MICROWAVE & VIDEO SYSTEMS, INC.
MICROWAVE CONCEPTS, INC.
STEALTH MICROWAVE, INC.

	By:	/s/ David Robbins
Witness		David Robbins, President